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                                                                   Exhibit 4(b)

                             FIRST AMENDMENT TO THE
                          REGISTRATION RIGHTS AGREEMENT

            First Amendment, dated as of March 27, 1997 (the "First Amendment"), to the Registration Rights Agreement (the "Registration Rights Agreement"), dated as of March 12, 1997, between Marsh & McLennan Companies, Inc., a Delaware corporation (the "Company"), and the other persons signatories thereto (each such person, a "Stockholders").

            WHEREAS, the Company and Stockholders have entered into the Registration Rights Agreement pursuant to the terms of the Stock Purchase Agreement, dated as of March 12, 1997, between Johnson & Higgins, a New Jersey corporation ("Johnson & Higgins"), the Sellers (as defined in the Registration Rights Agreement) and the Company; and

            WHEREAS, the Company and Sellers' Designee, in accordance with
Section 8(b) of the Registration Rights Agreement, desire to amend the terms of such agreement;

            NOW, THEREFORE, for their own benefit and the benefit of holders (as defined in the Registration Rights Agreement) from time to time of the Registrable Securities (as defined in the Registration Rights Agreement), the Company and Sellers' Designee agree as follows:

            Section 1. Amendment of Shelf Registration. The first sentence of
Section 2(a)(1) is amended to read as follows:

      "The Company shall, as soon as practicable after the date hereof and in any case within 21 calendar days following the Closing Date (as defined in the Stock Purchase Agreement), subject to extension if the Sellers' Designee or Sellers' Committee so requests, file with the Commission a Shelf Registration Statement relating to the offer and sale of the Registrable Securities."

            Section 2. Registration Rights Agreement as Amended. The term "Agreement" as used in the Registration Rights Agreement shall be deemed to refer to the Registration Rights Agreement as amended hereby. The foregoing amendments shall be effective as of the date hereof and,
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except as set forth herein, the Registration Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

            Section 3. Execution in Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

            Section 4. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

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            IN WITNESS WHEREOF, this Amendment has been signed on behalf of each of the parties hereto as of the date first written above.

                              MARSH & McLENNAN COMPANIES, INC.


                              By: /s/ Gregory Van Gundy
                                 -------------------------
                                 Name:  Gregory Van Gundy
                                 Title: Secretary


                              SELLERS' DESIGNEE


                              By: /s/  Gardner M. Mundy
                                 -------------------------
                                 Name: Gardner M. Mundy


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